Exhibit 10.13

AGREEMENT OF SETTLEMENT, COMPROMISE AND RELEASE

This Settlement Agreement is entered into among the Federal Home Loan Mortgage Corporation (“Freddie Mac”), the Federal Housing Finance Agency (“FHFA” or “the Conservator”) in its capacity as conservator thereof, and Mortgage Guaranty Insurance Corporation (“MGIC” as defined herein) and their successors and assigns (collectively “the Parties” as defined herein).

Recitals

1.      MGIC has issued certain insurance POLICIES (as defined herein) in which Freddie Mac is the named insured.

2.      Freddie Mac has suffered and will continue to suffer certain losses resulting from defaults on mortgage loans insured under the POLICIES for which it has submitted and, but for this Agreement, would continue to submit claims to MGIC for coverage under the POLICIES.

3.      A dispute has arisen between Freddie Mac and MGIC concerning the calculation of the Aggregate Loss Limit in the POLICIES and the amount of remaining coverage available under the POLICIES.  Freddie Mac’s position is that the POLICIES currently are not exhausted, and that the POLICIES provide approximately $540,000,000 or more in coverage for any losses that Freddie Mac suffers.  MGIC’s position is that the available coverage under the POLICIES has been exhausted by MGIC’s payments to date, and that no additional amounts are available under the POLICIES to cover losses suffered by Freddie Mac.  This coverage dispute is the subject of the following litigation:  Mortgage Guaranty Insurance Corp. v. Federal Housing Finance Administration [sic] & Federal Home Loan Mortgage Corp., No. 2:12-cv-00487 (E.D. Wis.) (the “EDWI Litigation”); and Federal Home Loan Mortgage Corp. & Federal Housing Finance Agency v. Mortgage Guaranty Insurance Corp., No. 1:12-cv-00539 (E.D. Va.) (the “EDVA Litigation”) (collectively, the “Disputes”).

4.      Freddie Mac, FHFA, and MGIC find it to be in their best interests to enter into this Agreement as a compromise in settlement of the Disputes.

Section 1.                 Purpose and Scope.

The purpose of this Agreement is to resolve the Disputes and to address all coverage potentially available under the POLICIES.

Section 2.                 Definitions.

For the purpose of this Agreement, the following terms have the following meanings:

2.1           “POLICIES”, when appearing in block letters, means the following “Mortgage Trust Supplemental Policy” insurance policies issued by MGIC naming Freddie Mac as an Insured:

(a)	Policy 3151;

(b)	Policy 3152;

(c)	Policy 3157;

(d)	Policy 3164;

(e)	Policy 3169;

(f)	Policy 3170;

(g)	Policy 3172;

(h)	Policy 3173;

(i)	Policy 3188;

(j)	Policy 3193; and

(k)	Policy 3206.

2.2           “Business Day” means a day on which banks are open both in the State of Wisconsin and the Commonwealth of Virginia.

2.3           “Difference” means the amount derived from subtracting all amounts paid by MGIC to Freddie Mac pursuant to paragraph 3.1 that Freddie Mac has been and shall be permitted to retain against any claim by any regulator, creditor, or any party associated with MGIC from

(a)	$400,000,000 if MGIC fails to make a payment as required under Section 3.3 during the first twenty-four (24) months following the Agreement Date,

(b)	$350,000,000 if MGIC fails to make a payment as required under Section 3.3 during the twenty-fifth (25th) through thirty-sixth (36th) months following the Agreement Date, or

(c)	$325,000,000 if MGIC fails to make a payment as required under Section 3.3 during the thirty-seventh (37th) through forty-eighth (48th) months following the Agreement Date.

2.4           “Difference Election” is defined in Section 3.3.

2.5           “Freddie Mac” means the Federal Home Loan Mortgage Corporation and its predecessors, and past, present, and future successors, assigns, parents, affiliates, and subsidiaries.

2.6           “FHFA” means the Federal Housing Finance Agency, and its successors and assigns which is the regulator and conservator of Freddie Mac.  FHFA in its capacity as Conservator has succeeded to all rights, titles, powers and privileges of Freddie Mac and of any stockholder, officer or director of Freddie Mac.

2.7           “Grace Period” means seven (7) calendar days after Freddie Mac gives notice to MGIC that MGIC has failed to make a payment, in whole or in part, required by Section 3.

2.8           “Reinitiated Litigation” is defined in Section 12.

2.9           "MGIC" means Mortgage Guaranty Insurance Corporation and its successors and assigns.

2.10         “Parties” means Freddie Mac, FHFA, and MGIC.

2.11         “Agreement Date” means the latest of:

(1) the date on which Freddie Mac signs this Agreement;

(2) the date on which MGIC signs this Agreement; or

(3) the date on which FHFA signs this Agreement.

Section 3.                      Settlement/Payment.

3.1           MGIC shall make indefeasible payments totaling $267,500,000 (the “Settlement Amount”) to Freddie Mac.  Payment of the Settlement Amount shall be made in immediately available funds to such account as MGIC has paid claims under the Policies in 2012.  Full and final payment will constitute full settlement and satisfaction of all sums payable by MGIC under the POLICIES.  The Settlement Amount shall be paid according to the following schedule:

Payment	Date of Payment Due

1. $100,000,000	Within ten (10) days after the Agreement Date
2. $167,500,000
By installments of $3,489,583.34 payable at least once a month, no later than the first Business Day of each month following the Agreement Date, for a period of forty-eight (48) months or until such time as MGIC has paid the balance of the Settlement Amount in excess of the initial $100,000,000 payment referenced above

3.2           Until the POLICIES are exhausted under the terms of this Agreement as set forth in Section 4, the POLICIES remain in effect.  However, except as specified in Section 3 of this Agreement, MGIC shall have no further obligations under the POLICIES.  Freddie Mac shall have no further obligations under the POLICIES, including, but not limited to, any obligation to pay premiums to MGIC under any of the POLICIES or to comply with any other terms or conditions of the POLICIES including, but not limited to, terms, conditions, or approvals governing the submission of claims, short sales, or Freddie Mac real estate owned (REO) sales.

3.3           If MGIC fails to make any payment as required under Section 3 of this Agreement by the end of the Grace Period (except that if any such failure occurs on account of the failure or delay of the Federal Reserve’s wire system, or on account of business interruption experienced by MGIC’s commercial banks or, if not caused by regulatory action, experienced by MGIC that materially affects MGIC’s ability to initiate payments to Freddie Mac by wire, the date of such payment shall be postponed until three (3) Business Days after the applicable condition(s) is no longer extant), or if any such payment or obligation to make such payment is set aside, voided, or otherwise rendered unenforceable, either in whole or in part, the Parties agree that Freddie Mac will have suffered damages, including damages associated with respect to the loss of economic certainty, which is of exceptionally high value to an entity under conservatorship, with respect to sums unpaid under this Agreement, and with respect to sums to which Freddie Mac would have been entitled had it not compromised its claim with MGIC.  The Parties further agree that, if MGIC fails to make any timely payment by the end of the Grace Period as required under Section 3, either in whole or in part, or if any such payment or obligation to make such payment is set aside, voided, or otherwise rendered unenforceable, either in whole or in part, MGIC immediately shall become, at Freddie Mac’s sole discretion, obligated to pay losses suffered by Freddie Mac under the POLICIES in an amount equal to the Difference (an election by Freddie Mac to seek the Difference is herein referred to as a “Difference Election”).  In the alternative, if MGIC fails to make any timely payment by the end of the Grace Period as required under Section 3, either in whole or in part, or if any such payment or obligation to make such payment is set aside, voided, or otherwise rendered unenforceable, and Freddie Mac has not made the Difference Election as provided below prior to the initiation of the Reinitiated Litigation, Freddie Mac may, in its sole discretion, either initiate the Reinitiated Litigation as contemplated by Section 12 below or sue for specific performance under this Agreement.  The Difference Election shall be exercisable by notice to MGIC given within twenty (20) Business Days after the event entitling exercise occurs, but must be exercised earlier than initiation of the Reinitiated Litigation.  Exercise of the Difference Election shall be irrevocable unless and to the extent, consistent with Section 16, that any court determines the Difference Election is unenforcable.

3.4           Within fifteen (15) calendar days following the Agreement Date, and conditioned upon MGIC’s indefeasible payment of $100,000,000 in accordance with paragraph 3.1 above, the Parties shall cooperate in filing motions requesting that the EDVA Litigation and the EDWI Litigation be dismissed without prejudice.  The dismissals shall make clear that Freddie Mac reserves the right to re-file its claims if MGIC breaches this agreement, including if its payment obligations are set aside, voided, or otherwise rendered unenforceable, either in whole or in part, and the Difference Election is not made.  The dismissals shall also make clear that the statutes of limitations for Freddie Mac’s claims are tolled, consistent with Section 13 below.  Each party will bear its own attorneys’ fees, expenses, and other costs incurred in connection with the conduct and dismissal of the two actions.

Section 4.                 Exhaustion of the POLICIES’ Aggregate Loss Limits.

All limits of liability under the POLICIES shall be deemed exhausted with respect to coverage for Freddie Mac’s losses only upon: (1) final indefeasible payment by MGIC of all sums payable as set forth in satisfaction of Section 3.1 of this Agreement; (2) final indefeasible payment by MGIC to Freddie Mac of a total of the Difference in accordance with paragraph 3.3 of this Agreement; or (3) final indefeasible payment by MGIC of the amounts recoverable by Freddie Mac in accordance with Section 12 of this Agreement, whichever occurs earliest.

Section 5.                 Releases and Discharges by Freddie Mac and FHFA.
Effective automatically, upon MGIC’s final indefeasible payment of all amounts owed under Sections 3 and/or 12, and conditioned on Freddie Mac retaining any and all payments made under Sections 3 and/or 12 against any claim by any regulator, creditor, or any party associated with MGIC, Freddie Mac, and FHFA, including their past, present, and future officers, directors, principals, agents, or representatives, hereby automatically releases and discharges MGIC and its past, present, and future officers, directors, principals, agents, or representatives from any and all claims that Freddie Mac and FHFA have ever had or could have under the POLICIES.  For the avoidance of possible doubt, it is understood that such release shall not be effective until the last indefeasible payment by MGIC under Sections 3 and/or 12 of this Agreement is made, and conditioned on Freddie Mac retaining any and all payments made under Sections 3 and/or 12 against any claim by any regulator, creditor, or any party associated with MGIC.  Freddie Mac agrees that it will take no action inconsistent with this release so long as MGIC continues to make the payments set forth in Section 3 as provided therein, and so long as any such payment or obligation to make such payment is not set aside, voided, or otherwise rendered unenforceable.

Section 6.                 Release by MGIC.

Conditioned upon Freddie Mac’s compliance with the obligations set forth in Section 3 of this Agreement, and effective simultaneously and automatically with the effectiveness of the release in Section 5 hereof, MGIC, including its past, present, and future officers, directors, principals, agents, or representatives, hereby releases and discharges Freddie Mac, and FHFA, and their past, present, and future officers, directors, principals, agents, or representatives from any and all claims under the POLICIES.  For the avoidance of possible doubt, it is understood that this release and the releases under Section 5 shall be effective simultaneously, and that if one such release is not effective, including by reason of the failure of a condition, the other releases likewise shall not be effective and vice versa, the intention being that at all times all releases are either effective or not effective.

Section 7.                 Scope of Agreement.

This Agreement shall not affect Freddie Mac’s claims for coverage under any insurance policies not specifically included in the definition of POLICIES set forth in Section 2 or any position any Party may take in connection with such insurance policies.

Section 8.                 Indemnification and Defense of Claims Against Freddie Mac and FHFA.

8.1           MGIC shall indemnify, save, and hold Freddie Mac and FHFA harmless from and against any and all claims or liabilities made against Freddie Mac and/or FHFA by MGIC, its past, present, and future parent or affiliate companies, successors, assigns, officers, directors, principals, agents, or representatives, or any regulator, creditor, or any party associated with MGIC, premised upon the negotiation, execution, or performance of this Agreement, and from all costs or expenses, including reasonable attorneys’ fees, incurred from and after the execution of this Agreement in defending against any such claims.

8.2           The Parties shall consult and act in good faith with respect to the others’ legitimate rights and interests in responding to and defending against any matters as described in paragraph 8.1 above.  Freddie Mac and/or FHFA shall notify MGIC of any claim for which they seek indemnification under this Section.  If any such claim is made against Freddie Mac or FHFA, MGIC shall pay all of Freddie Mac’s and FHFA’s reasonable attorneys’ fees and costs in such matters, and shall assist in all ways in obtaining dismissal of Freddie Mac and FHFA, and the substitution of MGIC, on the basis that, among other reasons, the Parties’ rights with respect to the POLICIES were finally resolved by a reasonable, good faith settlement of Freddie Mac’s claims for coverage and MGIC’s defenses to coverage.

8.3           Should the claimant refuse to dismiss Freddie Mac or FHFA as described in paragraph 8.2 above, Freddie Mac and FHFA shall have the right to select, retain, and direct counsel, at MGIC’s expense, to defend Freddie Mac and FHFA with respect to a claim falling within paragraph 8.1 above, and MGIC shall indemnify Freddie Mac and FHFA against any judgment or any good faith settlement of such claim.

Section 9.                 Preservation of the Parties’ Rights Against Third Parties.

This Agreement shall not limit or affect any rights that the Parties may have against anyone other than another Party hereto.

Section 10.               No Admissions.

Except as otherwise stated herein, the Parties reserve all positions and all other rights, defenses and privileges concerning all matters outside the scope of the Agreement.  Conditioned upon the Parties’ compliance with the obligations set forth herein and, in particular, in Section 3 above, the Parties may offer this Agreement as evidence of the exhaustion of MGIC’s obligations under the POLICIES or as evidence in any action to enforce the Agreement's provisions.  This Agreement does not confer, nor is it intended to confer, any right, benefit or obligation upon anyone other than the Parties.

Section 11.               Warranties.

The Parties represent, warrant and agree to execute all documents and to do all things necessary to effectuate the terms of this Agreement.  The representations and warranties made by each Party to this Agreement and contained herein shall survive the execution of this Agreement.  Freddie Mac, FHFA, and MGIC each represents and warrants that the person or persons signing this Agreement on its behalf is or are authorized to execute this Agreement and that this Agreement constitutes a valid and binding obligation.  This Agreement shall be fully executed on the date the last party signs the Agreement.  MGIC further warrants that it is not insolvent, that it has the ability and resources to satisfy the payment obligations established under Section 3 as they become due, and that after disclosure of this Agreement to the Wisconsin Office of the Commissioner of Insurance such Office, following inquiry by MGIC, has not indicated to MGIC that it disapproves this Agreement.

Section 12.               Indefeasible Payment and Revival.

Freddie Mac’s right to the payments required by Section 3 shall be indefeasible.  If MGIC fails to make any payment required under Section 3, either in whole or in part, or if any such payment or obligation to make such payment is set aside, voided, or otherwise rendered unenforceable, either whole or in part, the Parties agree that MGIC will be in material breach of this Agreement.  The Parties further agree that if MGIC breaches this Agreement, and if Freddie Mac does not make the Difference Election pursuant to paragraph 3.3, Freddie Mac shall be entitled to retain any indefeasible payments already made by MGIC pursuant to Section 3, and the releases set forth in Section 5 above, which were to become effective upon final payment of $267,500,000 due from MGIC under Section 3, would automatically be voided and not become effective.  Freddie Mac may in that circumstance reinitiate litigation seeking the full amount of coverage (such litigation being the “Reinitiated Litigation”) that Freddie Mac contends remains under the POLICIES, i.e., approximately $540,000,000 less any amounts paid by MGIC under Section 3 and retained by Freddie Mac against any claim by any regulator, creditor, or any party associated with MGIC.  Alternatively, at its sole discretion, Freddie Mac may choose to seek specific performance under this Agreement.  Further, in the event MGIC fails to make any payment required under Section 3, either in whole or in part, or if any such payment or obligation to make such payment is set aside, voided, or otherwise rendered unenforceable, either whole or in part, Freddie Mac and FHFA are entitled to recover all costs and expenses (including reasonable attorneys’ fees, costs, and expenses) incurred in connection with MGIC’s failure to make payment under Section 3 or the set aside or avoidance of any such payment or the obligation to make such payment.

Section 13.               Tolling.

The Parties agree that all statutes of limitation, contractual limitations periods, laches, waiver, estoppel, or other defenses or causes of action with respect to the Parties’ disputes at issue in the Disputes are tolled and suspended for the period from May 16, 2012 through:

(1) ten (10) business days after there is a material breach of this Agreement, as described in Section 12, resulting from MGIC’s failure to make any payment required under Section 3, either in whole or in part, or the setting aside, voiding, or otherwise rendering unenforceable, either whole or in part, a payment required by Section 3 or an obligation to make such payment (any such failure, setting aside, or rendering is herein referred to as an “Event”) or

(2) the date on which MGIC pays the indefeasible Settlement Amount required by the terms of Section 3 of this Agreement (the “Tolling Period”), whichever occurs first in time, provided, however, that if Freddie Mac or FHFA is (or has been) a party to litigation regarding whether an Event is legally permissible, the Tolling Period shall be deemed to have continued uninterrupted and in effect from the Event and shall not expire any earlier than 180 days after a final judgment or dismissal of such litigation even if the Tolling Period would have otherwise expired in the absence of this proviso.

All claims, defenses, contentions, arguments, privileges, or any other legal rights that existed prior to May 16, 2012 shall be preserved, completely and without limitation, through the Tolling Period.  No such claims, defenses, contentions, privileges, or legal rights shall be enhanced or diminished due to the passage of time during the Tolling Period.

Section 14.               Miscellaneous.

14.1           This Agreement may be executed in counterpart originals, each of which shall be an original, with the same effect as if the signatures thereto were on the same instrument.  This Agreement contains the entire understanding of the Parties in connection with the subject matter hereof and it supersedes and replaces all prior negotiations, statements, and representations.  This Agreement may not be amended, altered or modified, except by a written amendment executed by the Parties or their successors or assigns.

14.2           Documents forwarded or notice given to any party pursuant to this Agreement shall be sent by registered or certified mail, returned receipt requested, addressed as follows or as the Parties may subsequently direct in writing:

If to Freddie Mac:

General Counsel
Freddie Mac
Legal Division
8200 Jones Branch Drive
McLean, VA  22102-3110

and to

FHFA

General Counsel
Federal Housing Finance Agency
400 7th Street, SW
Washington, DC 20024

If to MGIC:

General Counsel
Mortgage Guaranty Insurance Corporation
250 E. Kilbourn Avenue
Milwaukee, WI  53202

and to

Chief Financial Officer

Mortgage Guaranty Insurance Corporation

250 E. Kilbourn Avenue

Milwaukee, WI  53202

Notice shall be deemed given on the third (3rd) Business Day after sent by registered or certified mail from a post office in the city set forth above of the Party giving notice.

14.3         This Agreement was negotiated at arm’s-length with all Parties receiving advice from independent legal counsel.  No part of this Agreement shall be construed against any of the Parties based on the identity of the drafter.

14.4         No party shall assign this Agreement without first obtaining the written consent of the other Parties, such approval not to be unreasonably withheld, provided, however, that this sentence shall not prohibit any assignment by a party by merger, consolidation, operation of the law or to a party who succeeds to all or substantially all of such party's assets.  Subject to the foregoing, this Agreement shall extend to and be binding upon the successors and assigns of the Parties.

14.5         The Parties agree that any dispute related to this Agreement, or any suit filed pursuant to Section 12 above, shall be filed in the United States District Court for the Eastern District of Virginia or the Eastern District of Wisconsin.

14.6         This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia.

Section 15.                Confidentiality.

The terms of this Agreement and related negotiations shall be kept confidential, shall not be used in any other litigation other than litigation to enforce the terms of this Agreement, and shall not be disclosed to a non-party except as a Party determines is required by Court Order, statute, or regulation.  In the event a Party determines that an Order from a court or governmental body requests or requires or a statute or regulation requires disclosure of this Agreement, the Party from whom disclosure is requested or required shall give prompt written notice to the other Parties to enable each such Party to take such protective actions as may be necessary.  Notwithstanding the foregoing, this Agreement may be disclosed to the Parties' parent, associated, and affiliated companies, regulators, conservators, auditors, and reinsurers as necessary and be disclosed by FHFA at its discretion and without notice to any other Party if FHFA’s Director determines disclosure would be appropriate.  The Parties (other than FHFA) shall not issue a press release with respect to the settlement reflected in this Agreement without prior written approval of the other Parties, such approval not to be unreasonably withheld.

Section 16.                Severability.

If any term or provision of this Agreement, other than Section 3, or the application thereof to any person or circumstance, shall to any extent be held invalid or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each provision of this Agreement shall be valid and shall be enforceable to the extent permitted by law, and the intent of this Agreement shall nonetheless be fulfilled by all Parties hereto.

This Agreement shall be fully executed on the date the last Party signs the Agreement.

[signature page to follow]

Mortgage Guaranty Insurance Corporation

By:	/s/ J. Michael Lauer

Print Name:	J. Michael Lauer

Print Title:	EVP & CFO

Date:	November 30, 2012

Federal Home Loan Mortgage Corporation

By:	/s/ Donald H. Layton

Print Name:	Donald H. Layton

Print Title:	Chief Executive Officer

Date:	November 30, 2012

Federal Housing Finance Agency

By:	/s/ Asim Varma

Print Name:	Asim Varma

Print Title:	Arnold & Porter, Counsel

Date:	November 30, 2012